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                                                                    EXHIBIT 99.3



ECLIPSE SURGICAL TECHNOLOGIES, INC. AND CARDIOGENESIS CORP. TO COMBINE

SUNNYVALE, Calif., Oct. 22 -- Eclipse Surgical Technologies, Inc. (Nasdaq: ESTI) and CardioGenesis Corporation (Nasdaq: CGCP) today announced the signing of a definitive agreement that provides for the business combination of the two companies.

Under the terms of the definitive agreement, each share of CardioGenesis common stock will be converted into the right to receive 0.8 shares of Eclipse common stock, and Eclipse will assume all outstanding CardioGenesis stock options. CardioGenesis will survive as a wholly-owned subsidiary of Eclipse. As a result of the transaction, Eclipse will increase its shares outstanding by approximately 9.8 million shares, which will be issued to CardioGenesis stockholders. These shares will represent approximately 36% of Eclipse's outstanding shares after the transaction. The transaction is structured to qualify as a tax-free reorganization to be accounted for as a pooling of interests.

The Boards of Directors of Eclipse and CardioGenesis have approved the definitive agreement, but the combination is subject to approval by the shareholders of each company and to certain other customary conditions to closing. Certain affiliates of both Eclipse and CardioGenesis have agreed to vote their shares in favor of the combination. The parties anticipate the transaction will close in the first calendar quarter of 1999.

"We believe the combined entity will have a multi-year lead in FDA clinical trial progress over any other fiberoptic TMR competitor," said Douglas Murphy-Chutorian, M.D., Chairman and CEO of Eclipse. "The combined patent portfolio of the two companies will be very strong, and our market share will rise to over 300 installed laser systems -- many of which are in the largest or most influential cardiovascular centers in the world."

"The combination of these two companies leverages leading positions in percutaneous and surgical TMR, talented employees, and capital resources, and will provide an excellent product platform to best serve our customers' needs," said Allen W. Hill, President and CEO of CardioGenesis. "We look forward to working together with Eclipse to create the clear "full play" leader in the TMR market."

Dr. Murphy-Chutorian, Eclipse's current Chairman and Chief Executive Officer, will remain Eclipse's Chairman of the Board. Mr. Hill, CardioGenesis current President and Chief Executive Officer, will become Eclipse's Chief Executive Officer. Eclipse's Board of Directors will consist of four directors from the current Eclipse Board and three directors from the current CardioGenesis Board.

Eclipse and CardioGenesis, both based in Sunnyvale, California, are medical device companies which develop, manufacture, and market cardiac revascularization products for the treatment of advanced cardiovascular disease and severe angina pain through


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TMR and PTMR. Transmyocardial Revascularization ("TMR") and Percutaneous
Transluminal Myocardial Revascularization ("PTMR") are investigational laser heart treatments in which channels are made in the heart muscle. TMR is performed by a cardiac surgeon through a small incision in the chest. PTMR is performed by a cardiologist in a catheter-based procedure performed under local anesthesia. It is believed these procedures encourage new vessel formation, or angiogenesis, and result in a reduction of angina pain. For more information about these companies, please visit their respective websites at http://www.eclipsesurge.com and http://www.cardiogenesis.com.

Any forward looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause the actual results to differ materially. Factors that could cause actual results to differ materially include uncertainty related to consummation of proposed combination, the ability to obtain stockholder approval, the timing of the effectiveness of the registration statement to be filed with the SEC, difficulties of integrating the two companies' operations, uncertainties associated with clinical trials, no assurance of FDA approval, no assurance of market acceptance, no assurance of third-party reimbursement, dependence on a single product line, CardioGenesis reliance on Boston Scientific Corporation as the exclusive distributor outside of the U.S. for CardioGenesis products and pricing, the effectiveness of the TMR and PTMR procedures, potential third-party patent infringement claims and uncertainty regarding production of proprietary technologies, as well as additional risk factors, as discussed in the "Risk Factors" section of Eclipse's Annual Report on Form 10-K dated December 31, 1997, and Eclipse's quarterly reports filed with the U.S. Securities and Exchange Commission (SEC), as well as CardioGenesis Annual Report on Form 10-K dated December 31, 1997, and CardioGenesis quarterly reports filed with the SEC.

CONTACT: Douglas Murphy-Chutorian, M.D., Chief Executive Officer, Kenneth Bennert, Chief Financial Officer, or Tara Spangler, Investor Relations Manager, 408-747-0120, all of Eclipse Surgical Technologies, Inc.; or Allen W. Hill, President and CEO, Richard Powers, Executive Vice President and CFO, 408-328-8500, both of CardioGenesis Corporation; or Ann Trunko, general information, Kate Rajeck, analyst contact, 415-986-1591, both of The Financial Relations Board for CardioGenesis Corporation